Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Virginia National Bankshares Corporation of our report dated March 28, 2025, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Virginia National Bankshares Corporation for the year ended December 31, 2024.

/s/ Yount, Hyde & Barbour, P.C.

Roanoke, Virginia

December 16, 2025